Exhibit 99.1

Sun Hydraulics Reports Second Quarter Sales of $57 Million and Earnings of $0.43 per share

SARASOTA, FLA, August 6, 2012 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the second quarter of 2012 as follows:

(Dollars in millions except net income per share)

	June 30, 2012	July 2, 2011	Increase

Three Months Ended
Net Sales	$57.0	$54.8	4%
Net Income	$11.2	$10.4	8%
Net Income per share:
Basic	$0.43	$0.41	5%
Diluted	$0.43	$0.41	5%

Six Months Ended
Net Sales	$112.3	$105.5	6%
Net Income	$21.9	$20.2	8%
Net Income per share:
Basic	$0.85	$0.79	8%
Fully Diluted	$0.84	$0.79	6%

Commenting on results, Sun’s CEO and President Allen Carlson said, “Sun had another record quarter with sales of $57 million. Second quarter sales were up 4%, despite a 2% negative impact due to the strengthening of the U.S. dollar. Strong domestic demand continued to drive the top line, with year-to-date North American sales up 19% compared to last year. Despite emerging headwinds, Sun had a strong first half and is on track to have another great year of sales and earnings.”

“Our international business slowed in the second quarter, primarily in Europe,” Carlson continued.” While the European economy struggles and China’s growth remains constrained, we continue to add new customers, enlarging our customer base in these regions. Long-term, this market penetration will help bolster Sun’s global market share.”

“We are in a period of economic volatility and it is difficult to anticipate short-term business conditions in this environment,” Carlson concluded. “The PMI, which came in at 49.8, supports the idea of short-term uncertainty. But, Sun is a very agile company and, as we have demonstrated in the past, we are able to rapidly flex and adapt to changing business conditions. Our focus remains on long-term profitable growth by providing both products and services that our customers value. We believe this is the best way to achieve better than average returns for our shareholders.”

Outlook

All geographic regions continue to moderately slow down and third quarter 2012 revenues are expected to be approximately $49 million, compared to $53 million in the third quarter of 2011. For comparison purposes, the third quarter 2012 outlook includes $1 million in revenue from High Country Tek (HCT), while there was no revenue impact in 2011’s third quarter results from HCT.

Third quarter 2012 earnings per share are estimated to be $0.34 to $0.36, compared to $0.44 in the same period a year ago. HCT is not expected to contribute to 2012 earnings. However, for comparison purposes, 2011 third quarter results included a one-time $0.03 per share gain resulting from the acquisition of HCT. The remainder of the earnings decline is predominantly related to lower sales volume.

Webcast

Sun Hydraulics Corporation will broadcast its 2012 first quarter financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, August 7, 2012. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-471-3835 and using 3822409 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended June 30, 2012, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2011. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	June 30, 2012	July 2, 2011
	(unaudited)	(unaudited)

Net sales	$57,031	$54,770

Cost of sales	34,062	33,096

Gross profit	22,969	21,674

Selling, engineering and administrative expenses	6,505	6,290

Operating income	16,464	15,384

Interest income, net	(294)	(186)
Foreign currency transaction gain, net	(66)	(33)
Miscellaneous (income) expense, net	(39)	32

Income before income taxes	16,863	15,571

Income tax provision	5,616	5,134

Net income	$11,247	$10,437

Basic net income per common share	$0.43	$0.41

Weighted average basic shares outstanding	25,937	25,638

Diluted net income per common share	$0.43	$0.41

Weighted average diluted shares outstanding	25,975	25,674

Dividends declared per share	$0.090	$0.090

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Six months ended
	June 30, 2012	July 2, 2011
	(unaudited)	(unaudited)

Net sales	$112,305	$105,473

Cost of sales	67,118	63,857

Gross profit	45,187	41,616

Selling, engineering and administrative expenses	13,459	12,322

Operating income	31,728	29,294

Interest income, net	(635)	(349)
Foreign currency transaction gain, net	(77)	(87)
Miscellaneous income, net	(164)	(258)

Income before income taxes	32,604	29,988

Income tax provision	10,734	9,781

Net income	$21,870	$20,207

Basic net income per common share	$0.85	$0.79

Weighted average basic shares outstanding	25,861	25,593

Diluted net income per common share	$0.84	$0.79

Weighted average diluted shares outstanding	25,905	25,629

Dividends declared per share	$0.300	$0.223

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$53,465	$51,262
Restricted cash	47	46
Accounts receivable, net of allowance for doubtful accounts of $68 and $83	21,736	16,227
Inventories	13,719	12,829
Income taxes receivable	—	120
Deferred income taxes	260	260
Marketable securities	30,872	21,832
Other current assets	1,658	1,354

Total current assets	121,757	103,930

Property, plant and equipment, net	58,402	56,959
Other assets	6,350	6,639

Total assets	$186,509	$167,528

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,805	$4,402
Accrued expenses and other liabilities	5,893	7,466
Income taxes payable	342	—
Dividends payable	2,337	2,318

Total current liabilities	13,377	14,186

Deferred income taxes	6,918	6,917
Other noncurrent liabilities	244	1,149

Total liabilities	20,539	22,252

Shareholders’ equity:
Common stock	26	26
Capital in excess of par value	55,771	48,944
Retained earnings	112,508	98,426
Accumulated other comprehensive loss	(2,335)	(2,120)

Total shareholders’ equity	165,970	145,276

Total liabilities and shareholders’ equity	$186,509	$167,528

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended
	June 30, 2012	July 2, 2011
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$21,870	$20,207
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,576	3,368
(Gain) loss on disposal of assets	(21)	69
Unrealized foreign exchange loss	15	—
Provision for deferred income taxes	1	6
Allowance for doubtful accounts	(15)	1
Stock-based compensation expense	1,157	829
(Increase) decrease in:
Accounts receivable	(5,494)	(6,954)
Inventories	(890)	(1,276)
Income taxes receivable	120	671
Other current assets	(304)	(352)
Other assets	181	(318)
Increase (decrease) in:
Accounts payable	403	1,827
Accrued expenses and other liabilities	2,834	3,526
Income taxes payable	342	—
Other noncurrent liabilities	25	365

Net cash provided by operating activities	23,800	21,969

Cash flows from investing activities:
Proceeds from sale of joint venture	—	1,451
Capital expenditures	(4,752)	(2,811)
Proceeds from dispositions	21	30
Purchases of marketable securities	(12,251)	(5,500)
Proceeds from sale of marketable securities	3,130	4,190

Net cash used in investing activities	(13,852)	(2,640)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	61
Proceeds from stock issued	333	281
Dividends to shareholders	(7,769)	(4,952)

Net cash used in financing activities	(7,436)	(4,610)

Effect of exchange rate changes on cash and cash equivalents	(309)	1,795

Net increase in cash and cash equivalents	2,203	16,514

Cash and cash equivalents, beginning of period	51,262	33,206

Cash and cash equivalents, end of period	$53,465	$49,720

Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$10,272	$9,104
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$4,407	$2,412
Common stock issued for deferred director’s compensation through other noncurrent liabilities	$930	$—

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months Ended June 30, 2012
Sales to unaffiliated customers	$39,458	$4,953	$7,054	$5,566	$—	$57,031
Intercompany sales	8,466	—	21	473	(8,960)	—
Operating income	13,116	508	1,647	1,085	108	16,464
Depreciation	1,306	31	78	219	—	1,634
Capital expenditures	2,621	9	15	321	—	2,966

Three Months Ended July 2, 2011
Sales to unaffiliated customers	$35,152	$5,674	$7,308	$6,636	$—	$54,770
Intercompany sales	8,470	—	63	407	(8,940)	—
Operating income	11,383	659	1,922	1,281	139	15,384
Depreciation	1,292	29	88	246	—	1,655
Capital expenditures	1,615	23	5	56	—	1,699

Six Months Ended June 30, 2012
Sales to unaffiliated customers	$75,078	$10,906	$14,474	$11,847	$—	$112,305
Intercompany sales	17,541	—	44	847	(18,432)	—
Operating income	24,897	1,214	3,192	2,219	206	31,728
Depreciation	2,631	57	160	438	—	3,286
Capital expenditures	4,214	20	32	486	—	4,752

Six Months Ended July 2, 2011
Sales to unaffiliated customers	$65,618	$11,697	$14,496	$13,662	$—	$105,473
Intercompany sales	17,959	—	116	783	(18,858)	—
Operating income (loss)	21,359	1,599	3,662	2,487	187	29,294
Depreciation	2,585	54	188	486	—	3,313
Capital expenditures	2,510	146	50	104	—	2,810